SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


                    Under the Securities Exchange Act of 1934
                              (Original Filing)(1)





                                 SRS LABS INC.
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                                (Name of Issuer)


                                  COMMON STOCK
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                         (Title of Class of Securities)


                                    78464m106
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                                 (CUSIP Number)


                                  December 31, 2009
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            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [X] Rule 13d-1(b)

          [_] Rule 13d-1(c)

          [_] Rule 13d-1(d)


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(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 78464m106                   13G                    Page 1 of 5  Pages


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1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) BURNHAM ASSET MANAGEMENT CORPORATION
     23-1702840

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

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3. SEC USE ONLY



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4. CITIZENSHIP OR PLACE OF ORGANIZATION Delaware


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  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           N/A
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BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          N/A
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    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         N/A
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            978,632
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9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 978,632


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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 6.76%


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12. TYPE OF REPORTING PERSON* IA


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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78464m106                    13G                    Page 2 of 5  Pages


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1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) BURNHAM SECURITIES INC.
     13-3435435

--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

--------------------------------------------------------------------------------
3. SEC USE ONLY



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4. CITIZENSHIP OR PLACE OF ORGANIZATION New York


--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           N/A
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          N/A
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         N/A
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            114,000
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 114,000


--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.79%


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12. TYPE OF REPORTING PERSON* BD


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.78464m106                  13G                    Page 3 of  5  Pages



Item 1(a).  Name of Issuer:
            SRS LABS INC


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Item 1(b).  Address of Issuer's Principal Executive Offices:
            2909 DAIMLER ST
            SANTA ANA, CA 92705

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Item 2(a).  Name of Persons Filing:
            BURNHAM ASSET MANAGEMENT CORPORATION
            BURNHAM SECURITIES INC.

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Item 2(b).  Address of Principal Business Office, or if None, Residence:
            BURNHAM ASSET MANAGEMENT CORPORATION
            1325 Avenue of the Americas
            New York, NY 10019

            BURNHAM SECURITIES INC.
            1325 Avenue of the Americas
            New York, NY 10019

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Item 2(c).  Citizenship:
            BURNHAM ASSET MANAGEMENT CORPORATION - DELAWARE
            BURNHAM SECURITIES INC. - NEW YORK


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Item 2(d).  Title of Class of Securities:
            Common Stock


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Item 2(e).  CUSIP Number:
            78464m106


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Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)       [X] Broker or dealer registered under Section 15 of the Exchange
               Act.

     (b)       [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)       [X] An investment adviser in accordance with Rule
               13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)       [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 78464m106                   13G                    Page 4 of  5  Pages


Item 4.  Ownership.

     Burnham Asset Management Corporation serves as the investment manager for a number of managed accounts with respect to which it has dispositive authority over the shares reported in this Schedule 13G. The reporting persons disclaim beneficial ownership of the common stock of the Issuer reported herein.


     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned: 978,632 shares
          ----------------------------------------------------------------------

     (b) Percent of class: 6.76%
          ----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote________N/A____________,


          (ii) Shared power to vote or to direct the vote______N/A____________,


          (iii) Sole power to dispose or to direct the disposition of N/A ,


          (iv) Shared power to dispose or to direct the disposition of 978,632



     Burnham Securities Inc. is a registered broker-dealer with a number of discretionary accounts with respect to which it has dispositive authority over the shares reported in this Schedule 13G. The reporting persons disclaim beneficial ownership of the common stock of the Issuer reported herein.


     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned: 114,000 shares
          ----------------------------------------------------------------------

     (b) Percent of class: 0.79%
          ----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote________N/A____________,


          (ii) Shared power to vote or to direct the vote______N/A____________,


          (iii) Sole power to dispose or to direct the disposition of N/A ,


          (iv) Shared power to dispose or to direct the disposition of 114,000

CUSIP No.78464m106                   13G                    Page 5 of  5  Pages


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].


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Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         See Item 4.

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Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         N/A

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Item 8.  Identification  and  Classification  of Members of the Group.

         See Item 4.

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Item 9.  Notice of Dissolution of Group.
         N/A


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Item 10.  Certifications.


          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATED: February 12,2010
                                        Burnham Asset Management Corporation
                                        /s/ Robert Grosshart
                                        ----------------------------------------
                                        Robert Grosshart
                                        Portfolio Administrator

DATED: February 12,2010
                                        Burnham Securities Inc.
                                        /s/ Thomas Calabria
                                        ----------------------------------------
                                        Thomas Calabria
                                        Vice President


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).